Athena Silver Corporation Revises Terms of Silver Property Acquisition

BOULDER, COLORADO.  Athena Silver Corporation (“Athena Silver” or the “Company”) (OTCBB: AHNR) March 15, 2010.

Athena Silver announced today that its wholly-owned subsidiary, Athena Minerals, Inc., (“Athena Minerals”) has entered into a 20 year mining lease with an option to purchase a group of patented claims known as the “Langtry claims” in the Calico Mining District of San Bernardino County.   Under the terms of the lease, Athena is required to make annual lease payments and other financial commitments to maintain the lease.   An 8-K is being filed today with the SEC regarding this acquisition.  The lease and option agreement supersedes the previously announced Purchase and Escrow Agreement dated December 4, 2009 covering the same property.

The Langtry claims is a 413.22 acre group of twenty (20) patented mining claims located in the Calico Mining District.  This property is located at the base of the Calico Mountains northeast of Barstow, in San Bernardino County, CA.    The original mineral validity report was done by a large NYSE company in 1974.  The estimated mineral reserves contained on the Property as reported then were as follows: 22,000,000 ton ore body, silver grading at 2.37 ounces per ton for a total of 52.14 million ounces, with barite grading at 7.9% for a total of 1.73 million tons. The Company has not independently verified the estimates contained in the report and cannot attest to its accuracy.  The Property was previously mined in the late 1800s.

According to John Power, President, “This property was heavily vetted in the 70s and 80s by two substantial NYSE listed companies.  We are fortunate to have a property of this magnitude under lease but still face substantial hurdles to harness its potential including further due diligence, economic modeling and regulatory permitting issues that will likely take several years and substantial resources.  However, we believe this new lease/option approach provides more feasible and advantageous terms over the prior arrangement.”

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: John C. Power, CEO; 707-884-3766 ; johncaseypower@gmail.com